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                                                               EXHIBIT (11)

[LETTERHEAD OF DELOITTE & TOUCHE LLP]


CONSENT OF INDEPENDENT AUDITORS

Santa Barbara Group of Mutual Funds, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 2 to Registration Statement No. 33-56546 on Form N-1A of our report dated May 22, 1997 on the financial statements of the Bender Growth Fund of the Santa Barbara Group of Mutual Funds, Inc. as of, and for the period ended, March 31, 1997 appearing in Part B, the Statement of Additional Information of such Registration Statement,
(b) the reference to us under the heading "Financial Highlights" in the Prospectus which is part of such Registration Statement, and (c) the reference to us under the heading "Investment Advisory and Other Services" in Part B, the Statement of Additional Information of such Registration Statement.


/s/ Deloitte & Touche LLP

Los Angeles, California
June 6, 1997